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                                                                    Exhibit 11.1




                     GENESEE & WYOMING INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (in thousands, except per share amounts)


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                                                                Three Months Ended      Three Months Ended
                                                                  March 31, 2002          March 31, 2001
                                                                  --------------          --------------

BASIC EARNINGS PER SHARE CALCULATION:

Net Income available to common shareholders                           $ 5,095                $ 6,342


Weighted average number of shares
  of common stock                                                      14,587                 10,150

Earnings per share - basic                                            $  0.35                $  0.62

DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                                            $ 5,388                $ 6,578

Weighted average number of shares of common stock and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                                    14,587                 10,150
  Common stock equivalents issuable under stock
   option plans
                                                                          475                    336
  Common stock equivalents applicable to
   Redeemable Convertible Preferred Stock                               2,445                  1,957

  Weighted average number of shares of common stock
   and common stock equivalents - diluted                              17,507                 12,443

Earnings per share - diluted                                          $  0.31                $  0.53
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